Exhibit 33

English Translation of Chinese Original

Profit Compensation Agreement

By and between

Nanjing Xinjiekou Department Store Co., Ltd.

and

Golden Meditech Stem Cells (BVI) Company Limited

January 2016

Profit Compensation Agreement

This Profit Compensation Agreement (this “Agreement”) is made on this sixth day of January 2016 by and between:

Party A:  Nanjing Xinjiekou Department Store Co., Ltd.

Address:  1 South Zhongshan Road, Qinhuai District, Nanjing, Jiangsu Province

Legal Representative: Huaizhen Yang

Party B:  Golden Meditech Stem Cells (BVI) Company Limited

Address:  PO BOX 957, Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands

Authorized Representative: Yuen Kam

Whereas,

(1)         Party A is a joint stock company duly established and legally existing, with its RMB-denominated ordinary shares being publicly listed on the Shanghai Stock Exchange (“SSE”) under the stock code of 600682, and as of the date of this Agreement, Party A has a registered capital of RMB828,016,327 and a share capital consisting of 828,016,327 shares;

(2)         Party B is a limited liability company established and validly existing under the laws of the British Virgin Islands;

(3)         China Cord Blood Corporation (the “Target Company”) is a limited liability company incorporated in the Cayman Islands and listed on the New York Stock Exchange of the United States of America, being dedicated to the storage of umbilical cord blood stem cells; and

(4)         Party A, Party B and Golden Meditech Holdings Limited entered into an Agreement to Purchase Assets by Share Issuance and Cash Payment on January 6, 2016, pursuant to which Party B has agreed to make a business performance commitment in respect of the profitability of the Target Company and to compensate for the amount by which the actual profit achieved by the Target Company is lower than the committed profit.

For the purpose of protecting the interests of the small and medium-sized shareholders of Party A and after friendly consultation, Party A and Party B hereby reach an agreement as follows for mutual observance in respect of the business performance commitment and compensation involved in the Proposed Transaction:

Article 1                       Definitions

For purposes of this Agreement, unless otherwise specified herein or otherwise expressly required by the context, the following terms shall have the meanings set forth below:

“Party A” or “XJK”	means Nanjing Xinjiekou Department Store Co., Ltd.

“Party B”	means Golden Meditech Stem Cells (BVI) Company Limited.

“Target Company”	means China Cord Blood Corporation.

“Proposed Transaction”

means the transaction under which Party A shall issue shares and pay cash consideration to Party B in order to purchase from Party B the Target Company shares held by Party B in accordance with the Agreement to Purchase Assets by Share Issuance and Cash Payment.

“Target Assets”	has the same meaning ascribed to “Target Assets” in Purchase Agreement.

“Agreement to Purchase Assets by Share Issuance and Cash Payment”

means the Agreement to Purchase Assets by Share Issuance and Cash Payment entered into by and among Party A, Party B and Golden Meditech Holdings Limited on January 6, 2016, together with any supplements and amendments executed in writing that have taken effect after being legally approved.

“Private Placement”

means the issuance by XJK of shares to Party B as payment of part of the consideration for the Target Assets in accordance with the terms and conditions set forth in the Agreement to Purchase Assets by Share Issuance and Cash Payment.

“Consideration Shares”	means part of the purchase price for the Target Assets to be paid by XJK to Party B in the form of RMB-denominated ordinary shares, which shall be equivalent to RMB2,500 million.

“Commitment Period”

means the period during which the business performance commitment and compensation undertaking shall be applicable, i.e., the three fiscal years 2016, 2017 and 2018 (each of these fiscal years referring to the period starting from January 1 of the relevant year and ending on December 31 of the same year).

“Net Profit”

means the net profit of the Target Company excluding the Non-Recurring Loss/Gain, the loss/gain from changes in the fair value of the convertible bonds, the net gain/loss generated by the equity incentive plan with respect to the restricted shares, together with the professional service fees incurred in the performance of the relevant contract, and all the costs and expenses etc. incurred by the Target Company in the implementation of the going-private transaction, in each case as reflected on the consolidated financial statements of the Target Company. Where within the Commitment Period, subject to prior written consent of Party B, Party A provides any loan to the Target Company, the Net Profit shall exclude any interest expenses in relation to such loan.

“Non-Recurring Loss/Gain”

means the loss/gain determined in accordance with the definition of “Non-Recurring Loss/Gain” and rules regarding items of Non-Recurring Loss/Gain set forth in the Interpretative Announcement of China Securities Regulatory Commission on Information Disclosure by Companies who have Publicly Issued Securities No. 1—Non-Recurring Loss/Gain (2008).

“CSRC”	means the China Securities Regulatory Commission.

“SSE”	means the Shanghai Stock Exchange.

“Business Day”	means a day on which banks are generally open for regular banking business in the PRC and the Hong Kong Special Administrative Region, other than Saturdays, Sundays or statutory holidays.

“China” or “PRC”	means the People’s Republic of China, which for the purpose of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“RMB”	means, for the purpose of this Agreement, Renminbi Yuan, the lawful currency of the PRC, unless otherwise indicated.

Article 2                       Net Profit Undertaking

2.1                     The parties mutually agree that the amount based on which the business performance commitment and compensation hereunder are to be determined shall be the Net Profit of the Target Company for any applicable fiscal year during the Commitment Period, as calculated at the end (December 31) of such fiscal year.  The fiscal year involved in the calculation of such Net Profit shall be determined in accordance with Section 2.2.

2.2                     The parties mutually agree that as requested by Party A, Party B undertakes that the Net Profit to be achieved by the Target Company in each of fiscal years 2016, 2017, and 2018 will be as set forth in the following table (the “Committed Net Profit”):

Measurement Unit: RMB10,000

	Fiscal year 2016	Fiscal year 2017	Fiscal year 2018
Committed Net Profit	30,000	36,000	43,200

2.3                     The parties to the Proposed Transaction agree that the Net Profit actually achieved by the Target Company during the Commitment Period shall be calculated based on the following principles:

2.3.1                     The financial statements of the Target Company shall be prepared in compliance with the PRC Accounting Standards for Business Enterprises and other applicable laws and regulations.

2.3.2                     For the purpose of calculation of the Net Profit, all of the Non-Recurring Loss/Gain, the loss/gain from changes in the fair value of the convertible bonds, the net gain/loss generated by the equity incentive plan with respect to the restricted shares, together with the professional service fees incurred in the performance of the relevant contract, and all the costs and expenses etc. incurred by the Target Company in the implementation of the going-private transaction shall be excluded.

2.3.3                     Where within the Commitment Period, subject to prior written consent of Party B, Party A provides any loan to the Target Company, the Net Profit shall exclude any interest expenses in relation to such loan.

2.4                     Exchange Rate and Conversion

Unless otherwise agreed between the parties hereto or otherwise specified herein, any conversion between RMB and US dollar or any other foreign currency involved in the determination of the “Net Profit” hereunder shall be conducted at the exchange rate equal to the central parity rate of Renminbi Yuan against the corresponding foreign currency prevailing on the inter-bank foreign exchange market as published by China Foreign Exchange Trade System on December 31 of the applicable fiscal year under the authorization granted by the People’s Bank of China.

Article 3                       Determination of the Business Performance Commitment

3.1                     XJK shall engage an accounting firm acceptable to both parties and satisfying the requirements of the competent regulatory authorities to conduct the annual audit on the Target Company for each of the fiscal years during the Commitment Period, and to issue a special audit report on the difference between the Net Profit actually achieved by the Target Company for the relevant period (the “Achieved Net Profit”) and the Committed Net Profit for the relevant period.  Such difference shall be disclosed separately on the annual report of XJK for the applicable fiscal year during the Commitment Period.

3.2                     The Achieved Net Profit mentioned above shall be determined subject to Section 2.3.

3.3                     Where the accumulated Achieved Net Profit of the Target Company at the end of any fiscal year during the Commitment Period under Section 2.2 is lower than the accumulated Committed Net Profit, Party B shall compensate Party A for the shortfall in accordance with Article 4.  Where the Achieved Net Profit is equal to or higher than the Committed Net Profit, Party B shall not be required to compensate Party A.

3.4                     For the avoidance of doubt, in the event that Party A fails to comply with any of its obligations under this Agreement, or Party A takes any action or does any thing whether actively or passively that may have a direct effect on the Net Profit of the Target Company without prior written consent of Party B, any effect on the Net Profit of the Target Company as a result of such failure or action or thing shall be excluded for the purpose of calculation of the Net Profit.  The amount of any effect on the Net Profit of the Target Company arising therefrom shall be jointly confirmed by both parties.

Article 4                       Implementation of Business Performance Commitment

4.1                     During the Commitment Period, where the Target Company’s accumulated Achieved Net Profit as of the end of the relevant period (meaning the relevant fiscal year, the same hereinafter) is lower than the accumulated Committed Net Profit as of the end of the relevant period, Party B shall pay a compensatory amount to XJK.  The aggregate amount of the compensatory amount for the relevant year plus the accumulated compensatory amount for previous years (if any) shall be capped at the amount of Consideration Shares under the Proposed Transaction and calculated as follows:

Compensatory amount payable for the relevant year = (accumulated Committed Net Profit as of the end of the relevant year — accumulated Achieved Net Profit as of the end of the relevant year) / aggregate of Committed Net Profit for each fiscal year during the compensation period * Target Assets purchase price (i.e., RMB 5,764 million) – accumulated compensatory amount in relation to business performance undertaking that has been paid.

The aggregate amount of the compensatory amount for the relevant year plus the accumulated compensatory amount for previous years (if any) shall be capped at the amount of Consideration Shares.

4.2                     Where Party B is required to pay any compensatory amount to XJK for the relevant period in accordance with this Article, Party B shall have the right to choose the compensation in form of shares and/or cash, and the aggregate amount of compensation in form of shares and/or cash paid by Party B for the relevant period to XJK plus the accumulated compensatory amount for previous years (in whatsoever form, if any), in any event, shall not exceed the Consideration Shares acquired by Party B in connection with the Proposed Transaction.  The compensatory arrangements shall be made as follows:

4.2.1                     Number of compensatory shares payable for the relevant year = compensatory amount payable for the relevant year / price per share of the shares to be issued under the Proposed Transaction.

4.2.2                     Where XJK converts capital reserves into share capital or distributes stock dividends during the Commitment Period, the number of compensatory shares shall be adjusted accordingly:

Number of compensatory shares for the relevant year (after adjustment) = number of compensatory shares for the relevant year (before adjustment) * (1 + ratio of bonus issue of capital reserves conversion or stock dividends).

4.2.3                     The cash dividend distributed by XJK during the Commitment Period shall be refunded accordingly.  The formula for calculation of such cash dividend to be so refunded shall be:

Refunded amount = cash dividend per share paid prior to the compensatory payment (subject to the after-tax amount) * number of compensatory shares payable for the relevant year.

4.2.4                     Where Party B makes compensation in form of shares, the compensatory shares shall be repurchased by XJK at the aggregate price of RMB1.00 for cancellation.  Where such share repurchase and cancellation are not approved at the shareholder meeting or not recognized by the relevant creditors or otherwise, XJK shall give Party B a written notice.  Party B undertakes, within 2 months upon receipt of such notice, to gift such shares to other shareholders of XJK in proportion to the respective percentage of such shares held by other shareholders of XJK to all shares held by all other shareholders of XJK on record as of the date of record for such compensation.

4.2.5                     The accumulated compensatory amount paid to XJK by Party B shall not exceed the amount of Consideration Shares as part of the Target Assets purchase price.  Where the compensatory amount payable on an accumulated basis is lower than or equal to zero, the compensatory amount payable shall be deemed zero, and any compensatory amount that has been paid will not be refunded.

4.3                     Where upon expiration of the Commitment Period, the accumulated Achieved Net Profit is lower than the accumulated Committed Net Profit, XJK shall, within three months as of expiration of the Commitment Period, engage an accounting firm or appraisal firm acceptable to both parties and satisfying the requirements of the competent regulatory authorities, to issue an impairment test report in relation to the Target Assets.  The parties mutually agree, the period-end amount of impairment of the Target Assets calculated based on the spirit and principles set forth in Section 2.3 shall not include (i) non-recurring loss; (ii) the loss/gain from changes in the fair value of the convertible bonds; (iii) loss generated by the equity incentive plan with respect to the restricted shares, (iv) the professional service fees incurred in the performance of the relevant contract, and (v) all the costs and expenses etc. incurred by the Target Company in the implementation of the going-private transaction.  Where within the Commitment Period, subject to prior written consent of Party B, Party A provides any loan to the Target Company, the Net Profit, when calculating the period-end amount of impairment of the Target Assets, shall exclude any interest expenses in relation to such loan.

Where the period-end amount of impairment of the Target Assets is higher than the accumulated business performance commitment compensatory amount that has been paid, Party B shall make additional compensation to XJK.

Party B shall have the right to choose to make compensation either in form of shares or cash, i.e., the formula for the calculation of compensatory amount payable arising from impairment test in relation to the Target Assets shall be:

Compensatory amount payable as a result of the impairment test = period-end amount of impairment of the Target Assets - compensatory amount that has been paid as the Achieved Net Profit is less than the Committed Net Profit during the Commitment Period (i.e., the aggregate amount of the compensatory amount in cash that has been paid plus the amount equal to the compensatory shares multiplied by price per share of the shares to be issued under the Proposed Transaction); where Party B chooses to make compensation in form of shares, then the formula shall be:

Number of compensatory shares under impairment test = compensatory amount payable as a result of the impairment test / price per share of the shares to be issued under the Proposed Transaction;

Provided that, the aggregate amount of the compensatory amount for impairment of the Target Assets and the accumulated compensatory amount for shortfall in profit shall not exceed the amount of Consideration Shares (A shares) as part of the Target Assets purchase price, i.e., RMB2,500 million.

When calculating such period-end impairment amount, the effect on the net assets caused by such factors as any increase or decrease by XJK of the capital of the Target Company, subject to obtaining the prior written consent of Party B, and any profit distribution to XJK by the Target Company, during the Commitment Period, shall be eliminated.  For example, where the capital in the Target Company is decreased during the Commitment Period, the impairment in nominal value of net assets arising from any decrease in paid-up capital and other amount (for example, capital reserve) shall not be counted in the impairment amount, instead, it shall be deemed no capital decrease or impairment in nominal value shall occur; where the Target Company distributes profit to Party A during the Commitment Period, the impairment in nominal value of net assets arising from such profit distribution shall not be counted in the impairment amount, instead, it shall be deemed no profit distribution or impairment in nominal value shall occur.

Where the result is below zero, then the result shall be deemed zero.  For the avoidance of doubt, in case the accumulated Achieved Net Profit reaches or exceeds the accumulated Committed Net Profit upon expiration of the Commitment Period, no impairment test is required and Party B is not required to make any compensation to any person in connection with the period-end impairment, if any, of the Target Assets.

4.4                     If Party B is liable for shares compensation pursuant to the terms of this Agreement, XJK shall, within 10 trading days following disclosure of the special audit report in relation to profit difference or the impairment test report for the relevant year, calculate and determine the number of compensatory shares to be given by Party B in accordance with the terms of this Agreement and formulas set forth herein, and provide Party B with a written notice.  Party B shall give the instructions to the securities registration and clearing company within 10 trading days as of receipt of the notice of XJK, that the compensatory shares given for the relevant year shall be transferred to and locked up in a special account to be established by the board of directors of the listed company.  Party B shall expressly indicate that only the listed company shall have the right to make any instructions to unlock the shares so locked.  Where there are shares left in the special account after the deduction of such compensatory shares, unlocking shall not be conducted unless and until after the board of directors of the listed company issues a confirmatory document to Party B.  Where Party B calculates the number of compensatory shares pursuant to the terms of this Agreement and entrusted such shares so calculated to the board of directors of the listed company, the listed company shall issue such confirmatory document within five trading days.  Where Party B is not liable for compensation, XJK shall issue to Party B the confirmatory document within 10 trading days following disclosure of the special audit report in relation to profit difference or the impairment test report (if any) for the relevant year.

4.5                     Where the repurchase and cancellation of such lockup shares is not approved by the shareholder meeting of XJK or fails to receive any required regulatory approval, XJK shall give a written notice to Party B within ten (10) days following the announcement of shareholder meeting or determination that such required regulatory approval will not be obtained.  Party B shall, within sixty (60) days following receipt of such notice and subject to applicable securities regulatory rules and regulations, gift such shares in accordance with Section 4.2 hereof to all other shareholders of XJK on record as of the date of record for the relevant shareholder meeting or the date of record determined by XJK board of directors, in proportion to the respective percentage of shares held by other shareholders of XJK to all shares held by all other shareholders of XJK.

Article 5                       Exemption Conditions

5.1                     During the Commitment Period, if the Target Company plans to change the scope of the principal business, it shall notify Party A in the appropriate written form permitted by applicable laws at the appropriate time following the beginning of each year (the “Annually Notified Matters”).  Party A shall, by taking advantage of its shareholder’s rights and through the members of the board of directors of the Target Company nominated by it (and Party A shall be obligated to ensure that such directors nominated by it shall), adequately ensure that, subject to the Annually Notified Matters, the key management team members of the Target Company shall have the power to decide (and adjust from time to time) the scope of business, development plans, business strategies, investment plans and business models in compliance with laws and regulations and based on the internal and external business environment faced by the Target Company from time to time (“Business Decision-Making Power”), and Party A will not substantially interfere in any manner with the exercise and achievement of such Business Decision-making Power.  Party A confirms that during the Commitment Period, where the key management team members of the Target Company duly perform their functions, it will not, by taking advantage of its shareholder’s rights and through the directors nominated by it (and Party A shall be obligated to ensure that such directors nominated by it will not), make any of the following decisions or commit any of the following action.  If Party A makes any of the following decisions or commits any of the following action without prior written consent of Party B and the consent of the majority of the then incumbent key management team members listed under Section 5.1.1, then Party B may not assume liabilities for any business performance commitment that has not been incurred under this Agreement or any liabilities for the business performance commitment for the fiscal year affected by the following decisions or actions.

5.1.1                     To change the key management of the Target Company, including but without limitation, to change the number of the members or its composition.  The scope of positions constituting the key management will be determined by Party A and Party B after negotiation.  Any change with the consent of the majority of the other then incumbent key management team members of the Target Company as at the time of change and with the prior written consent of Party B shall be excluded.  Notwithstanding the foregoing, the following events shall not be deemed violation of the foregoing agreement: (i) resignation of such management team member; or (ii) any termination of the employment of any such management team member in accordance with laws and his/her employment agreement and with the prior written consent of Party B, due to his/her material violation of any mandatory provisions or prohibitions of laws or regulations or material violation of the rules and procedures of the Target Company;

5.1.2                     To substantially change the principal business or the scope of business, the development plans, the business strategies, the investment plans and the business model made (or adjusted) from time to time by the key management team members of the Target Company within the scope of the Annually Notified Matters, and/or unreasonably hinder or interfere with the ordinary operation, management or decision-making of the Target Company, other than any change with the consent of the majority of the other then incumbent key management team members listed in Section 5.1.1 and with the prior written consent of Party B; or

5.1.3                     During the Commitment Period, to substantially change the internal ownership structure or controlling relationship of the Target Company in any manner, to change the consolidation of the financial statements, other than any change with the consent of the majority of the other then incumbent key management team members listed in Section 5.1.1 and with the prior written consent of Party B.

5.2                     Notwithstanding the foregoing, if, at or prior to the date of this Agreement, the Target Company fails to conduct normal operation, or suffers any material adverse change affecting its business operation, or materially violates laws or regulations, in each case, due to reasons not attributable to Party A, resulting in the accumulated Achieved Net Profit during the Commitment Period less than the accumulated Committed Net Profit, any decisions made by Party A on the matters described under Sections 5.1.1 and 5.1.2 shall not release Party B from the liabilities in connection with the business performance commitment under this Agreement that have not been incurred.  For the avoidance of doubt, any exemptions described under Sections 5.1.1 and 5.1.2 shall not relieve Party B from any liabilities.

Article 6                       Liability for Breach of Contract

6.1                     Other than due to any force majeure event, any failure by one party to perform any material obligations under this Agreement, including, without limitation, any material breach by one party of its obligations or commitments under this Agreement and any material errors or serious misrepresentations of the representations or warranties made by one party in this Agreement, shall be deemed a breach of this Agreement.  The breaching party shall be liable for breach of this Agreement to the non-breaching parties pursuant to this Agreement and applicable laws, and indemnify the non-breaching parties against all losses arising out of its breach of this Agreement, including any reasonable costs and expenses incurred for avoidance of the losses.

Article 7                       Force Majeure

7.1                     Any force majeure event means any objective event which is unforeseeable, unavoidable and insurmountable, including, without limitation, war, earthquake, flood, fire, strikes or enactment, repeal, replacement or amendment of laws by the State or the government.  If a party is unable to perform any of its obligations due to a force majeure event, the performance period for the obligations under this Agreement that is unable to be performed due to the force majeure event shall be prolonged accordingly to be equal to the period delayed as a result of the force majeure event.  The party claiming inability to perform its obligation due to the force majeure event shall take appropriate measures to eliminate or mitigate the influence of the force majeure event and endeavor to resume performance of its obligations affected by the force majeure event within the shortest possible period of time.  In case of any force majeure event, no party is liable for any damages, increased costs or expenses or losses sustained by the other party resulting from the failed or delayed performance of the obligations due to the force majeure event.

7.2                     The party affected by a force majeure event shall notify the other parties of the force majeure event and furnish any available evidence within ten (10) business days following the occurrence of the force majeure event.  If the failure to perform this Agreement due to the force majeure event continues for sixty (60) days, any party to this Agreement shall have the right to terminate this Agreement by notifying the other party in writing.

7.3                     During the period of force majeure event, except for those unable to be performed due to the force majeure event, the parties shall continue to perform this Agreement in any other respects.

Article 8                       Governing Law and Dispute Resolution

8.1                     This Agreement shall be governed and interpreted in accordance with the PRC law.

8.2                     Any dispute in connection with the performance of this Agreement shall first be settled through friendly consultations between the parties.  If such dispute failed to be settled through friendly consultations within sixty (60) days following the occurrence of the dispute, any party shall have the right to submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules then in effect.  The arbitration shall be conducted in Chinese language.

8.3                     Other than the disputed matters, the parties hereto shall continue to perform all other provisions in this Agreement.

Article 9                       Conclusion and Effectiveness

9.1                     This Agreement shall be concluded upon duly execution of each party to this Agreement.

9.2                     This Agreement shall become effective immediately upon satisfaction of all the following conditions:

9.2.1             The Agreement to Purchase Assets by Share Issuance and Cash Payment and its supplemental agreement (if any) have taken effect;

9.2.2             The closing of the purchase and sale of the Target Asset has been completed; and

9.2.3             Party A has fully performed its obligations to issue A shares through Private Placement and pay cash considerations to Party B in accordance with the Agreement to Purchase Assets by Share Issuance and Cash Payment and its supplemental agreement (if any).

Article 10                Miscellaneous

10.1              Any amendment to this Agreement shall be in writing upon mutual agreement between the parties.

10.2              Without prior written consent of other party, no Party may transfer this Agreement or any rights or obligations hereunder.  In accordance with the above provisions, this Agreement shall be binding on and enforceable against any successor and transferee of each party.

10.3              If any terms or conditions of this Agreement have been held invalid or unenforceable in any jurisdiction under any condition by any court or other authorities with jurisdiction, the validity or enforceability of any other terms or conditions under this Agreement, or the validity or enforceability of such disputed terms or conditions under any other condition or in any other jurisdiction shall not be affected.

10.4              Any waiving by either party of certain rights in this Agreement shall not be deemed waiver of any other rights of it in this Agreement, nor permanent waiver of such rights, unless in accordance with PRC law, such rights cannot be resumed to be performed once waived.  Any failure or delayed performance by either party of any rights under this Agreement shall not be deemed waiver of the same or affect the continuing exercise of the same.  Any single or partial exercise of the rights under this Agreement shall not exclude the exercise of the remaining part of the rights or any other rights.

10.5              This Agreement shall be executed in Chinese, and shall have equal legal and binding effect on each party.

10.6              Matters not included in this Agreement shall be negotiated by the parties and settled by entering into a separate supplemental agreement and the supplemental agreement shall have the same legal effect as this Agreement.

10.7              This Agreement may be executed in six (6) counterparts, each of which shall have the same legal effect.  Each party shall hold one (1) copy and the remaining shall be held by XJK for purpose of filing for approval and registration in connection with the Proposed Transaction.

(Signature Page to the Profit Compensation Agreement)

Party A:

Authorized Representative: (signature):	/S/ YANG Huaizhen

Nanjing Xinjiekou Department Store Co., Ltd. (seal)

(Signature Page to Profit Compensation Agreement)

Party B:

Authorized Representative: (signature):	/S/ Yuen KAM

Golden Meditech Stem Cells (BVI) Company Limited (seal)